Exhibit 10.29

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is dated as of April 30, 2015, and made between Leo C. Thibeault, Jr., Trustee of The Thibeault Nominee Trust u/d/t dated November 20, 1996, recorded with the Essex South Registry of Deeds, Book 13856, Page 290 (“Lessor”), having a usual place of business at 513 Turtle Hatch Lane, Naples, FL 34103, and ABIOMED, Inc., a Delaware corporation (“Lessee”), having a usual place of business at 22 Cherry Hill Drive, Danvers, MA 01923, in connection with that certain lease between the Lessor and Lessee dated February 24, 2014 and relating to the premises located at 18-22 Cherry Hill Drive, Danvers, MA 01923 (the “Lease”).

Whereas, the parties wish to amend the Lease to expand the Premises (as defined in the Lease) leased by Lessee under the Lease from 96,000 square feet to 120,560, thereby adding 24,560 square feet (the “Added Space”) to the Premises, and

Whereas, the parties wish to make other amendments to the Lease related to the expansion of the Premises,

Now, therefore, it is hereby agreed as follows:

1. Attached hereto as Exhibit A is a diagram of the Added Space which is hereby added to the Premises for all purposes of the Lease. The Lessee shall have immediate access to the Added Space for permitting and fit-out purposes. The Lessee shall be solely responsible for obtaining all necessary building and other permits relating to Lessee’s fit-out work. All work performed by the Lessee shall be made in conformity with Section 12 of the Lease. The Lessor at his sole cost and expense shall gut the office space in the front of the Added Space and shall build a demising wall that shall divide the Added Space from the space in the Building retained by the Lessor. The demising wall shall be built using sheetrock or similar material and shall comply with applicable building code provisions.

2. The Lessee shall pay Base Rent for the Added Space at the rate of $5.75 per square foot from the earlier of Lessee’s occupancy of any portion of the Added Space and January 1, 2016 through February 2018, and $6.00 per square foot from March 2018 through February 2021. The monthly Base Rent for the Added Space shall therefore be $11,768.33 through February 2018 and $12,280.00 from March 2018 through February 2021. The total monthly Base Rent for the Premises through February 2016 shall therefore be $85,818.33. The total monthly Base Rent for the Premises for the period from March 2016 through February 2018 shall therefore be $82,518.33. The total monthly Base Rent for the Premises for the period from March 2018 through February 2021 shall therefore be $85,030.00.

3. Beginning upon the earlier of the Lessee’s occupancy of any portion of the Added Space and January 1, 2016, the Lessee’s “Proportionate Share” (as defined in Section 2 of the Lease) of the Building is hereby amended to be 73.29%, which percentage shall thereafter be used for calculating the Additional Rent owed by Lessee and for all other purposes under the Lease.

4. As part of its fit-out work, the Lessee shall perform all electrical and other utility work necessary to separate and separately meter (whether by means of new meters or the connecting of the Added Space to the meters serving the existing Premises) all utilities serving the Added Space from the utilities serving the space in the Building retained by the Lessor. The Lessee shall be responsible for all utility charges relating to the Added Space in relation to each type of utility charge, upon the earlier of (i) the connecting of the applicable utility to any new or existing meter, (ii) the Lessee’s occupancy of any portion of the Added Space and (iii) January 1, 2016.

5. Provided that there is no existing Event of Default at the time of its exercise of the Right of First Offer described in this Paragraph 5, the Lessee shall have a one-time Right of First Offer to lease any additional space within the Building as it becomes available to lease. The Lessor shall provide the Lessee with written notice of intention to lease, including terms and conditions under which the Lessor is willing to lease (the “Lease ROFO Notice”). Lessee shall have thirty (30) days from receipt of the Lease ROFO Notice to exercise this right, after which the right will terminate. If Lessee does not timely exercise its Right of First Offer under this Paragraph 5, Lessor may lease the space described in the Lease ROFO Notice to a third-party lessee; provided, however, that if Lessor does not within ninety (90) days effectuate such lease for an aggregate economic value (including rent and any concessions offered to tenant) equal to or greater than ninety-five percent (95%) of the aggregate economic value (including rent and any concessions offered to tenant) described in the Lease ROFO Notice, then Lessee’s Right of First Offer shall again apply with respect to such lease and the Lessor shall be required to first re-offer such lease to the Lessee in a Lease ROFO Notice as provided herein prior to proceeding with any such third-party lease. This Right of First Offer shall in all events expire on December 31, 2015.

6. Provided that there is no existing Event of Default at the time of its exercise of the Right of First Offer described in this Paragraph 6, the Lessee shall have a one-time Right of First Offer to buy the property known and numbered as 18-22 Cherry Hill Drive, Danvers, MA 01923 (the “Danvers Property”) as it becomes available to buy. The Lessor shall provide the Lessee with written notice of intention to sell, including terms and conditions under which the Lessor is willing to sell (the “Sale ROFO Notice”). Lessee shall have thirty (30) days from receipt of the Sale ROFO Notice to exercise this right, after which the right will terminate. If Lessee does not timely exercise its Right of First Offer under this Paragraph 6, Lessor may sell the Danvers Property to a third-party purchaser; provided, however, that if Lessor does not effectuate such sale for a purchase price equal to or greater than ninety-five percent (95%) of the purchase price set forth in the Sale ROFO Notice, then Lessee’s Right of First Offer shall again apply with respect to such sale and the Lessor shall be required to first re-offer such sale to the Lessee in a Sale ROFO Notice as provided herein prior to proceeding with any such third-party sale. This Right of First Offer shall in all events expire on the expiration of the term of the Lease including, if applicable, any extension of the term pursuant to Section 34 of the Lease.

7. All capitalized terms contained in this Amendment that are used without definition shall have the definition set forth in the Lease.

8. Each of the parties hereto represents to the other that it has the legal power, right and authority to enter into this Amendment and that the individuals executing this Amendment on behalf of each of Lessor and Lessee have the legal power, right and actual authority to bind Lessor and Lessee, respectively, to the terms and conditions hereof.

9. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original.

10. Except as otherwise expressly modified or amended by this Amendment, the Lease remains unchanged and in full force and effect in accordance with its terms. In the event of a conflict between the Lease and this Amendment, this Amendment shall control. This Amendment shall be binding upon and inure to the benefit of the Lessor and the Lessee and their respective successors and assigns. The parties hereby reaffirm the terms and provisions of the Lease, as amended by this Amendment.

[Signatures on Following Page]

Signed as a sealed instrument as of the date or dates indicated below.

Thibeault Nominee Trust, Lessor		ABIOMED, Inc., Lessee

By:	/s/ Leo C. Thibeault, Jr.	By:	/s/ Michael R. Minogue
Its:	Trustee	Its:	President and CEO

EXHIBIT A

Added Space

[To Be Attached]

EXHIBIT A